EXHIBIT 99.1

Anaren Reports 2nd Quarter Results

SYRACUSE, N.Y., Jan. 25, 2012 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2012 second quarter ended December 31, 2011 of $35.7 million, down 17.7% from $43.4 million for the second quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the second quarter of fiscal 2012 was $1.2 million, or $0.08 per diluted share, down 74.8% from $4.7 million, or $0.32 per diluted share for the second quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.13 for the second quarter of fiscal 2012, down 65.8% compared to non-GAAP earnings per share of $0.38 for the second quarter of fiscal 2011.

GAAP operating income for the second quarter of fiscal 2012 was $1.4 million, or 3.9% of net sales, down 74.5% from $5.5 million, or 12.7% of net sales for the second quarter of last year. Non-GAAP operating income for the second quarter of fiscal 2012, which excludes non-cash equity based compensation and acquisition related intangible amortization was $2.7 million, or 7.5% of net sales, down 60.9% from $6.9 million, or 15.9% of net sales for the second quarter of fiscal 2011.

Income taxes for the second quarter of fiscal 2012 were $0.3 million, representing an effective tax rate of 21.4%. This compares to income tax expense of $1.0 million for the second quarter of fiscal 2011, representing an effective tax rate of 17.0%. The low effective rate in the second quarter of fiscal 2011,  primarily resulted from the reinstatement of the Federal Research and Experimentation credit retroactive to January 1, 2010. The projected effective tax rate for fiscal 2012 is now expected to be approximately 28.5%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "The reduction in revenue and profitability compared to the second quarter of last year resulted primarily from a substantial decline in demand for Wireless infrastructure products, as well as an unfavorable mix of business within the Space & Defense Group. In response to the current business conditions, we have taken numerous actions to reduce costs and improve our operating performance at these lower business levels. We will continue to monitor the Wireless infrastructure market conditions and adjust our business model accordingly. We believe this decline in demand for Wireless infrastructure products is temporary as customer forecasts for calendar 2012 remain strong and we expect demand to improve in the fourth quarter of this fiscal year."

Net sales for the six months ended December 31, 2011 were $74.5 million, down 15.4% from net sales of $88.0 million for the first six months of last year. GAAP net income for the first half of fiscal 2012 was $3.7 million, or $0.25 per diluted share, compared to $8.8 million, or $0.60 per diluted share for the first half of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.36 for the first six months of fiscal 2012 compared to non-GAAP diluted earnings per share of $0.72 for the first six months of fiscal 2011.

During the second quarter of fiscal 2012, the Company generated $2.5 million in operating cash flow compared to $2.9 million in the second quarter of fiscal 2011. Additionally, during the current quarter the Company repurchased approximately 256,000 shares of its common stock for a total of $4.3 million, used $20.0 million to pay-off its line of credit, expended $2.4 million for capital additions and received $1.7 million from employees exercising stock options. Cash, cash equivalents and marketable debt securities at December 31, 2011 were $52.8 million, down $28.3 million from $81.1 million at June 30, 2011.

Wireless Group

Wireless Group net sales for the second quarter of fiscal 2012 were $10.8 million, down 30.8% from the second quarter of fiscal 2011 levels driven by the continuing decline in demand from wireless infrastructure customers in the first half of the current fiscal year.

Demand for our Wireless infrastructure products, which declined significantly in the fiscal 2012 first quarter, continued at these lower levels throughout the second quarter. Though current order rates remain weak, customer forecasts for calendar 2012 remain strong and should result in an increase in demand in the fourth quarter of this fiscal year.

 New product investments for the quarter continued to be focused on the expansion of the Xinger III, consumer component and high power resistor product lines. In addition, development of the low power wireless Anaren Integrated Radio (AIR) module product line continued with both new module product introductions as well as the launch of the new "Booster Pack" development kit. This kit, which is promoted and sold through Texas Instruments, enables potential AIR customers to efficiently and cost effectively evaluate the AIR module performance in their specific application.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Huawei and Nokia.

Space & Defense Group

Space & Defense Group net sales for the second quarter of fiscal 2012 were $24.9 million, down 10.4% from the second quarter of fiscal 2011 due to the decline in sales of counter-IED related products which was partially offset by an increase in sales of space related products.

New orders for the quarter totaled $26.4 million and were driven largely by radar and space applications. Space & Defense Group order backlog at December 31, 2011 was approximately $95.8 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the third quarter of fiscal 2012, we anticipate comparable sales for both the Wireless group and the Space & Defense Group compared to the second quarter levels. As a result, we expect net sales to be in the range of $34 to $39 million. We expect GAAP net earnings per diluted share to be in the range of $0.06 - $0.10, using an anticipated tax rate of approximately 28.5% and inclusive of approximately $0.05 per share related to expected equity based compensation expense and amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.11 - $0.15 for the third quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on January 26, 2012 at 8:30 a.m. (ET). A replay of the conference call will be available at 9:30 a.m. (ET) beginning January 26, 2012 through 11:30 p.m. on February 2, 2012. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 35487636. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statements
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Sales	$ 35,737	$ 43,443	$ 74,457	$ 87,982

Cost of sales	24,395	27,149	48,591	54,055
Gross profit	11,342	16,294	25,866	33,927
	31.7%	37.5%	34.7%	38.6%
Operating expenses:
Marketing	2,438	2,596	5,033	4,995
Research and development	3,124	3,538	7,049	7,369
General and administration	4,372	4,628	8,787	9,862
Total operating expenses	9,934	10,762	20,869	22,226

Operating income	1,408	5,532	4,997	11,701
	3.9%	12.7%	6.7%	13.3%
Other income (expense):
Other income	139	177	279	298
Interest expense	(53)	(105)	(133)	(289)
Total other income, net	86	72	146	9

Income before income tax expense	1,494	5,604	5,143	11,710
Income tax expense	320	950	1,440	2,950
Net income	$ 1,174	$ 4,654	$ 3,703	$ 8,760
	3.3%	10.7%	5.0%	10.0%
Earnings per share:
Basic	$ 0.08	$ 0.33	$ 0.26	$ 0.63
Diluted	$ 0.08	$ 0.32	$ 0.25	$ 0.60

Weighted average common shares outstanding:
Basic	14,244	13,961	14,180	13,900
Diluted	14,861	14,720	14,825	14,573

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2011	June 30, 2011

Assets:
Cash, cash equivalents and short-term investments	$ 44,414	$ 67,702
Receivables, less allowances	27,489	30,931
Inventories	36,991	33,733
Prepaid expenses and other current assets	6,965	6,120
Total current assets	115,859	138,486

Securities held to maturity	8,380	13,441
Property, plant, and equipment, net	47,831	47,627
Other assets	48	1,741
Goodwill	42,389	42,389
Other intangibles, net	8,365	8,961
Total assets	$ 222,872	$ 252,645

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ --	$ 10,000
Accounts payable	9,025	9,535
Accrued expenses	3,052	6,340
Customer advance payments	536	222
Other liabilities	1,969	2,290
Total current liabilities	14,582	28,387

Long-term debt obligation	--	20,000
Other non-current liabilities	8,990	9,154
Total liabilities	23,572	57,541

Stockholders' Equity:
Common stock and additional paid-in capital	221,326	214,467
Retained earnings	138,215	134,512
Accumulated other comprehensive loss	(396)	(603)
Less: cost of treasury shares	(159,845)	(153,272)
Total stockholders' equity	199,300	195,104

Total liabilities and stockholders' equity	$ 222,872	$ 252,645

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Sales	$ 35,737	$ 43,443	$ 74,457	$ 87,982

GAAP gross profit	$ 11,342	$ 16,294	$ 25,866	$ 33,927
Equity-based compensation expense (1)	210	164	404	330
Acquisition related amortization of intangibles (2)	39	39	78	78
Non-GAAP gross profit	$ 11,591	$ 16,497	$ 26,348	$ 34,335
% of sales	32.4%	38.0%	35.4%	39.0%

GAAP operating income	$ 1,408	$ 5,532	$ 4,997	$ 11,701
Equity-based compensation expense (1)	991	1,071	1,946	2,164
Acquisition related amortization of intangibles (2)	298	298	596	596
Non-GAAP operating income	$ 2,697	$ 6,901	$ 7,539	$ 14,461
% of sales	7.5%	15.9%	10.1%	16.4%

GAAP net income	$ 1,174	$ 4,654	$ 3,703	$ 8,760
Equity-based compensation expense (1)	991	1,071	1,946	2,164
Acquisition related amortization of intangibles (2)	298	298	596	596
Tax effect	(464)	(493)	(915)	(993)
Non-GAAP net income	$ 1,999	$ 5,530	$ 5,330	$ 10,527
% of sales	5.6%	12.7%	7.2%	12.0%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.08	$ 0.32	$ 0.25	$ 0.60
Equity-based compensation expense (1)	0.07	0.07	0.13	0.15
Acquisition related amortization of intangibles (2)	0.02	0.02	0.04	0.04
Tax adjustments	(0.04)	(0.03)	(0.06)	(0.07)
Non-GAAP diluted earnings per share	$ 0.13	$ 0.38	$ 0.36	$ 0.72

Weighted average common shares outstanding
Diluted	14,861	14,720	14,825	14,573

1) These costs represent expense recognized in accordance with the share-based payment accounting rules.
2) These costs represent amortization of intangible assets for the three and six months ended December 31, 2011 and 2010.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

	Three Months Ended December 31, 2011
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 210	$ 39	$ 249
Marketing	74	--	74
Research and development	107	--	107
General and administrative	600	259	859
	$ 991	$ 298	$ 1,289

	Six Months Ended December 31, 2011
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 404	$ 78	$ 482
Marketing	139	--	139
Research and development	221	--	221
General and administrative	1,182	518	1,700
	$ 1,946	$ 596	$ 2,542

	Three Months Ended December 31, 2010
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 164	$ 39	$ 203
Marketing	70	--	70
Research and development	155	--	155
General and administrative	682	259	941
	$ 1,071	$ 298	$ 1,369

	Six Months Ended December 31, 2010
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 330	$ 78	$ 408
Marketing	123	--	123
Research and development	305	--	305
General and administrative	1,406	518	1,924
	$ 2,164	$ 596	$ 2,760

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended December 31, 2011	Six months ended December 31, 2011
Cash flows from operating activities:
Net income	$ 1,174	$ 3,703

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,958	4,166
Amortization	485	972
Deferred income taxes	214	511
Equity-based compensation	991	1,946
Receivables	(1,257)	3,444
Inventories	(638)	(3,258)
Accounts payable	956	(510)
Other assets and liabilities	(1,339)	(3,122)
Net cash provided by operating activities	2,544	7,852

Cash flows from investing activities:
Capital expenditures	(2,392)	(4,371)
Net sales and maturities of marketable debt securities	202	97
Net cash used in investing activities	(2,190)	(4,274)

Cash flows from financing activities:
Payments on long-term debt	(20,000)	(30,000)
Proceeds from stock options exercised	1,687	4,229
Excess tax benefit	(23)	684
Purchase of treasury shares	(4,328)	(6,573)
Net cash used in financing activities	(22,664)	(31,660)

Effect of exchange rates on cash	69	207

Net decrease in cash and cash equivalents	$ (22,241)	$ (27,875)

Cash and cash equivalents at beginning of period	$ 52,754	$ 58,388

Cash and cash equivalents at end of period	$ 30,513	$ 30,513
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514